EXHIBIT 99.1

Colony Bankcorp, Inc. Declares Second Quarter Dividend

FITZGERALD, Ga., June 18, 2008 (PRIME NEWSWIRE) -- Colony Bankcorp, Inc. (Nasdaq:CBAN) announced today that its Board of Directors declared a quarterly cash dividend of $0.0975 per share payable July 11, 2008 to shareholders of record on June 30, 2008. This represents an increase of 8.33 percent over the cash dividend paid of $0.09 per share in the second quarter a year ago. Though Colony has increased quarterly dividends consecutively the past twenty one quarters, company management deemed it prudent to hold dividends at the current level given the continued downturn in the housing and real estate market and the economy in general. As with most other companies in the financial sector, the downturn has negatively impacted Colony's earnings from a year ago; however, on a positive note Colony's capital position has improved from a year ago and remains strong as its total risk-based capital ratio approximates 12.50 percent -- well above the regulatory minimum requirement of 10 percent to be categorized as "well-capitalized".

Colony Bankcorp, Inc. is a multi-bank holding company headquartered in Fitzgerald, Georgia, and has seven banking subsidiaries with twenty-nine locations in south and middle Georgia cities of Fitzgerald, Warner Robins, Centerville, Ashburn, Leesburg, Cordele, Albany, Thomaston, Columbus, Sylvester, Tifton, Moultrie, Douglas, Broxton, Savannah, Eastman, Chester, Soperton, Rochelle, Pitts, Quitman and Valdosta, Georgia. The banking subsidiaries include Colony Bank of Fitzgerald, Colony Bank Ashburn, Colony Bank Wilcox, Colony Bank of Dodge County, Colony Bank Worth, Colony Bank Southeast and Colony Bank Quitman, FSB. Total consolidated assets of the company approximate $1.2 billion.

Colony Bankcorp, Inc. Common Stock is quoted on the Nasdaq National Market under the symbol "CBAN."

CONTACT:  Colony Bankcorp, Inc.
          Terry L. Hester, Chief Financial Officer
          (229) 426-6002
          Fitzgerald, GA 31750